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                                                                    Exhibit 99.2



Contacts:
Rebecca Biggs               Karen Novak               Nancy Huber
Media Relations             Media Relations           CFO
408-542-5284                408-542-5282              408-542-5225
rbiggs@wmux.com             knovak@wmux.com           huber@wmux.com


     WESTERN MULTIPLEX AND ADAPTIVE BROADBAND TERMINATE THEIR MERGER PLANS


SUNNYVALE, Calif., --January 10, 2001 --Western Multiplex Corporation (Nasdaq:
WMUX), a leading provider of the industry's highest capacity fixed wireless connectivity solutions, today announced the termination of its plans to acquire Adaptive Broadband Corporation (Nasdaq: ADAP). Jonathan Zakin, Western Multiplex Chairman and CEO today said: "After considering our alternatives and holding further discussions with Adaptive Broadband regarding the merger, both parties have determined that it is in their best interests to terminate the merger agreement at this time."

Mr. Zakin added, "While we are disappointed that this deal did not work out, Western Multiplex's principal wireless infrastructure segments - mobile, wireless backhaul and campus connectivity-- remain strong, as does international demand. We plan to continue to pursue acquisition and growth opportunities as the wireless infrastructure space consolidates."

Western Multiplex expects to announce earnings for its fourth quarter and fiscal year end after the market closes on January 23, 2001.


About Western Multiplex Corporation

Western Multiplex Corporation is a leader in broadband fixed-wireless communication systems used by leading Internet Service Providers, telecommunications carriers and corporations worldwide. The company's fixed-wireless telco and IP based systems address the growing need of service providers and end-users to rapidly and cost-
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effectively deploy high-speed communication networks for mobile communication backhaul, fiber extension, multi-tenant/multi-dwelling unit Internet access, enterprise, government and education campus connectivity and enable last mile access. The company's website is: www.wmux.com. Western Multiplex Investor
                                  ------------
Information Service: 877-9WMUX-IR (877-996-8947)


Safe Harbor

This press release contains statements representing Western Multiplex's expectations or beliefs concerning future events that are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a safe-harbor for such statements. The forward-looking statements contained in this press release include statements related to increases in the demand for Western Multiplex's products and future growth plans. The company's actual results could differ materially from management's expectations for a variety of factors, including due to an unexpected decline in demand for Western Multiplex's products, lower overall demand for wireless infrastructure devices, competition from existing or new competitors or increased costs and expenses. Western Multiplex cautions that these statements are further qualified by other important factors, including, but not limited to, the factors set forth in Western Multiplex's filings with the Securities and Exchange commission, including Western Multiplex's Registration Statement on Form S-4 filed on December 1, 2000, Western Multiplex's final Prospectus from its initial public offering dated July 31, 2000 and its Quarterly Report on Form 10-Q for the quarter ended September 29, 2000. Western Multiplex does not undertake any obligation to update this information and you should recognize that this information is only accurate as of today's date.


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